CUSIP Nos. 89147L704, 89147L803, 8914L3#5, 8914L2#6	13G

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Tortoise Energy Infrastructure Corporation

(Name of Issuer)

Mandatory Redeemable Preferred Stock

(Title of Class of Securities)

89147L704 (Series B)

89147L803 (Series C)

8914L3#5 (Series D)

8914L2#6 (Series E)

(CUSIP Number)

December 31, 2014

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒	Rule 13d-1(b)
☐	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP Nos. 89147L704, 89147L803, 8914L3#5, 8914L2#6		13G

1.	Names of Reporting Persons I.R.S. Identification No. of Above Persons (Entities Only) ATHENE ANNUITY & LIFE ASSURANCE COMPANY OF NEW YORK

2.	Check the Appropriate Box if a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization NEW YORK

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 200,800

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 200,800

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 200,800

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11.	Percent of Class Represented by Amount in Row (9) 0.7%

12.	Type of Reporting Person (See Instructions) IC

CUSIP Nos. 89147L704, 89147L803, 8914L3#5, 8914L2#6		13G

1.	Names of Reporting Persons I.R.S. Identification No. of Above Persons (Entities Only) ATHENE ANNUITY AND LIFE COMPANY

2.	Check the Appropriate Box if a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization IOWA

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,560,800

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 1,560,800

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,560,800

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11.	Percent of Class Represented by Amount in Row (9) 5.3%

12.	Type of Reporting Person (See Instructions) IC

CUSIP Nos. 89147L704, 89147L803, 8914L3#5, 8914L2#6		13G

1.	Names of Reporting Persons I.R.S. Identification No. of Above Persons (Entities Only) ATHENE ANNUITY & LIFE ASSURANCE COMPANY

2.	Check the Appropriate Box if a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 2,610,800

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 2,610,800

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,610,800

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11.	Percent of Class Represented by Amount in Row (9) 8.9%

12.	Type of Reporting Person (See Instructions) IC

CUSIP Nos. 89147L704, 89147L803, 8914L3#5, 8914L2#6		13G

1.	Names of Reporting Persons I.R.S. Identification No. of Above Persons (Entities Only) ATHENE USA CORPORATION

2.	Check the Appropriate Box if a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization IOWA

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 2,610,800

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 2,610,800

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,610,800

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11.	Percent of Class Represented by Amount in Row (9) 8.9%

12.	Type of Reporting Person (See Instructions) HC

CUSIP Nos. 89147L704, 89147L803, 8914L3#5, 8914L2#6		13G

1.	Names of Reporting Persons I.R.S. Identification No. of Above Persons (Entities Only) ATHENE HOLDING LTD.

2.	Check the Appropriate Box if a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization BERMUDA

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 2,610,800

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 2,610,800

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,610,800

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11.	Percent of Class Represented by Amount in Row (9) 8.9%

12.	Type of Reporting Person (See Instructions) HC

CUSIP Nos. 89147L704, 89147L803, 8914L3#5, 8914L2#6		13G

1.	Names of Reporting Persons I.R.S. Identification No. of Above Persons (Entities Only) ATHENE ASSET MANAGEMENT, L.P.

2.	Check the Appropriate Box if a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization CAYMAN ISLANDS

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 2,810,800

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 2,810,800

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,810,800

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 9.5%

12.	Type of Reporting Person (See Instructions) IA

CUSIP Nos. 89147L704, 89147L803, 8914L3#5, 8914L2#6		13G

1.	Names of Reporting Persons I.R.S. Identification No. of Above Persons (Entities Only) AAM GP LTD.

2.	Check the Appropriate Box if a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization CAYMAN ISLANDS

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 2,810,800

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 2,810,800

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,810,800

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 9.5%

12.	Type of Reporting Person (See Instructions) CO

CUSIP Nos. 89147L704, 89147L803, 8914L3#5, 8914L2#6		13G

1.	Names of Reporting Persons I.R.S. Identification No. of Above Persons (Entities Only) APOLLO LIFE ASSET LTD.

2.	Check the Appropriate Box if a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization CAYMAN ISLANDS

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 2,810,800

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 2,810,800

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,810,800

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 9.5%

12.	Type of Reporting Person (See Instructions) CO

CUSIP Nos. 89147L704, 89147L803, 8914L3#5, 8914L2#6		13G

1.	Names of Reporting Persons I.R.S. Identification No. of Above Persons (Entities Only) APOLLO CAPITAL MANAGEMENT, L.P.

2.	Check the Appropriate Box if a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 2,810,800

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 2,810,800

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,810,800

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 9.5%

12.	Type of Reporting Person (See Instructions) PN

CUSIP Nos. 89147L704, 89147L803, 8914L3#5, 8914L2#6		13G

1.	Names of Reporting Persons I.R.S. Identification No. of Above Persons (Entities Only) APOLLO CAPITAL MANAGEMENT GP, LLC

2.	Check the Appropriate Box if a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 2,810,800

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 2,810,800

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,810,800

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 9.5%

12.	Type of Reporting Person (See Instructions) OO

CUSIP Nos. 89147L704, 89147L803, 8914L3#5, 8914L2#6		13G

1.	Names of Reporting Persons I.R.S. Identification No. of Above Persons (Entities Only) APOLLO MANAGEMENT HOLDINGS, L.P.

2.	Check the Appropriate Box if a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 2,810,800

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 2,810,800

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,810,800

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 9.5%

12.	Type of Reporting Person (See Instructions) PN

CUSIP Nos. 89147L704, 89147L803, 8914L3#5, 8914L2#6		13G

1.	Names of Reporting Persons I.R.S. Identification No. of Above Persons (Entities Only) APOLLO MANAGEMENT HOLDINGS GP, LLC

2.	Check the Appropriate Box if a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 2,810,800

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 2,810,800

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,810,800

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 9.5%

12.	Type of Reporting Person (See Instructions) OO

CUSIP Nos. 89147L704, 89147L803, 8914L3#5, 8914L2#6	13G

Item 1
	(a)	Name of Issuer Tortoise Energy Infrastructure Corporation
	(b)	Address of Issuer’s Principal Executive Offices 11550 Ash Street, Suite 300, Leawood, Kansas 66211

Item 2
(a)

Name of Person Filing
This Amendment No. 1 to Schedule 13G is being filed by: (i) Athene Annuity & Life Assurance Company of New York (“Athene New York”); (ii) Athene Annuity and Life Company (“AAIA”); (iii) Athene Annuity & Life Assurance Company (“Athene Annuity”); (iv) Athene USA Corporation (“AUSA”); (v) Athene Holding Ltd. (“Athene Holding”); (vi) Athene Asset Management, L.P. (“AAM”); (vii) AAM GP Ltd. (“AAM GP”); (viii) Apollo Life Asset Ltd. (“Apollo Life”); (ix) Apollo Capital Management, L.P. (“Capital Management”); (x) Apollo Capital Management GP, LLC (“Capital Management GP”); (xi) Apollo Management Holdings, L.P. (“Management Holdings”); and (xii) Apollo Management Holdings GP, LLC (“Management Holdings GP”).  Athene New York, AAIA, Athene Annuity, AUSA, Athene Holding, AAM, AAM GP, Apollo Life, Capital Management, Capital Management GP, Management Holdings and Management Holdings GP are collectively referred to herein as the “Reporting Persons.”

Athene New York holds shares of the Series B Mandatory Redeemable Preferred Stock of the Issuer, Athene Annuity holds shares of the Series B Mandatory Redeemable Preferred Stock and the Series C Mandatory Redeemable Preferred Stock of the Issuer, and AAIA holds shares of each of the Series D Mandatory Redeemable Preferred Stock and the Series E Mandatory Redeemable Preferred Stock of the Issuer.  AAIA is the sole shareholder of Athene New York, and Athene Annuity is the sole shareholder of AAIA.  AUSA is the sole shareholder of Athene Annuity, and Athene Holding is the sole shareholder of AUSA.  AAM serves as the investment manager for Athene Annuity, AAIA and Athene New York.  AAM GP is the general partner of AAM.  Apollo Life is the sole shareholder of AAM GP, and Capital Management is the sole shareholder of Apollo Life.  Capital Management GP is the general partner of Capital Management.  Management Holdings is the sole member and manager of Capital Management GP, and Management Holdings GP is the general partner of Management Holdings.

Athene New York, AAIA and Athene Annuity each disclaims beneficial ownership of all shares of the Preferred Stock included in this report other than the shares of Preferred Stock held of record by such Reporting Person, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.  Each of AUSA, Athene Holding, AAM, AAM GP, Apollo Life, Capital Management, Capital Management GP, Management Holdings and Management Holdings GP, and Messrs. Leon Black, Joshua Harris and Marc Rowan, the managers, as well as executive officers, of Management Holdings GP, disclaim beneficial ownership of all shares of Preferred Stock included in this report, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

CUSIP Nos. 89147L704, 89147L803, 8914L3#5, 8914L2#6	13G

(b)

Address of Principal Business Office or, if None, Residence
The address of Athene New York is 69 Lydecker St., Nyack, New York 10960.  The address of Athene Annuity is 400 Brookfield Parkway, Greenville, South Carolina 29607.  The address of AAIA and AUSA is 7700 Mills Civic Parkway, West Des Moines, Iowa 50266.  The address of Athene Holding is 96 Pitts Bay Road, Pembroke, Bermuda HM08.  The address of AAM, AAM GP and Apollo Life is c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Street, George Town, Grand Cayman, KY1-9005 Cayman Islands.  The address of Capital Management, Capital Management GP, Management Holdings and Management Holdings GP is 9 West 57th St., 43rd Floor, New York, New York 10019.

(c)	Citizenship:
	Athene Annuity & Life Assurance Company of New York:	New York
	Athene Annuity and Life Company:	Iowa
	Athene Annuity & Life Assurance Company:	Delaware
	Athene USA Corporation:	Iowa
	Athene Holding Ltd.:	Bermuda
	Athene Asset Management, L.P.:	Cayman Islands
	AAM GP Ltd.:	Cayman Islands
	Apollo Life Asset Ltd.:	Cayman Islands
	Apollo Capital Management, L.P.:	Delaware
	Apollo Capital Management GP, LLC:	Delaware
	Apollo Management Holdings, L.P.:	Delaware
	Apollo Management Holdings GP, LLC:	Delaware
(d)	Title of Class of Securities: Mandatory Redeemable Preferred Stock
(e)

CUSIP Number:
89147L704 (Series B Mandatory Redeemable Preferred Stock)

89147L803 (Series C Mandatory Redeemable Preferred Stock)

8914L3#5 (Series D Mandatory Redeemable Preferred Stock)

8914L2#6 (Series E Mandatory Redeemable Preferred Stock)

CUSIP Nos. 89147L704, 89147L803, 8914L3#5, 8914L2#6	13G

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:
	(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
	(c)	☒	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
	(e)	☒	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
	(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
	(g)	☒	A parent holding company or control person in accordance with § 13d-1(b)(1)(ii)(G);
	(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15U.S.C. 80a-3);
	(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership.
	(a)	Amount beneficially owned:
		Athene Annuity & Life Assurance Company of New York:	200,800
		Athene Annuity and Life Company:	1,560,800
		Athene Annuity & Life Assurance Company:	2,610,800
		Athene USA Corporation:	2,610,800
		Athene Holding Ltd.:	2,610,800
		Athene Asset Management, L.P.:	2,810,800
		AAM GP Ltd.:	2,810,800
		Apollo Life Asset Ltd.:	2,810,800
		Apollo Capital Management, L.P.:	2,810,800
		Apollo Capital Management GP, LLC:	2,810,800
		Apollo Management Holdings, L.P.:	2,810,800
		Apollo Management Holdings GP, LLC:	2,810,800

The number of shares reported as beneficially owned by AAM includes 200,000 shares of the Issuer’s Series C Mandatory Redeemable Preferred Stock held by an unaffiliated insurer for which AAM serves as an investment manager pursuant to an investment management agreement.  These shares are therefore also included in the shares shown as beneficially owned by AAM GP, Apollo Life, Capital Management, Capital Management GP, Mangement Holdings and Management Holdings GP in this section (a) of Item 4, and sections (b) and (c) of Item 4 below.

CUSIP Nos. 89147L704, 89147L803, 8914L3#5, 8914L2#6	13G

(b)	Percent of class:
	Athene Annuity & Life Assurance Company of New York:	0.7%
	Athene Annuity and Life Company:	5.3%
	Athene Annuity & Life Assurance Company:	8.9%
	Athene USA Corporation:	8.9%
	Athene Holding Ltd.:	8.9%
	Athene Asset Management, L.P.:	9.5%
	AAM GP Ltd.:	9.5%
	Apollo Life Asset Ltd.:	9.5%
	Apollo Capital Management, L.P.:	9.5%
	Apollo Capital Management GP, LLC:	9.5%
	Apollo Management Holdings, L.P.:	9.5%
	Apollo Management Holdings GP, LLC:	9.5%

Calculation of percentage of beneficial ownership is based on 29,500,000 outstanding shares of the Issuer’s Preferred Stock as of December 17, 2014, as reported by the Issuer on its Form N-CSR filed with the Securities and Exchange Commission on January 21, 2015.

(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote: None of the Reporting Persons has the sole power to vote or direct the vote for any of the shares of the Preferred Stock.
	(ii)	Shared power to vote or to direct the vote:
	Athene Annuity & Life Assurance Company of New York:	200,800
	Athene Annuity and Life Company:	1,560,800
	Athene Annuity & Life Assurance Company:	2,610,800
	Athene USA Corporation:	2,610,800
	Athene Holding Ltd.:	2,610,800
	Athene Asset Management, L.P.:	2,810,800
	AAM GP Ltd.:	2,810,800
	Apollo Life Asset Ltd.:	2,810,800
	Apollo Capital Management, L.P.:	2,810,800
	Apollo Capital Management GP, LLC:	2,810,800
	Apollo Management Holdings, L.P.:	2,810,800
	Apollo Management Holdings GP, LLC:	2,810,800
	(iii)	Sole power to dispose or to direct the disposition of: None of the Reporting Persons has the sole power to dispose or to direct the disposition of any of the shares of the Preferred Stock.

CUSIP Nos. 89147L704, 89147L803, 8914L3#5, 8914L2#6	13G

	(iv)	Shared power to dispose or to direct the disposition of:
		Athene Annuity & Life Assurance Company of New York:	200,800
		Athene Annuity and Life Company:	1,560,800
		Athene Annuity & Life Assurance Company:	2,610,800
		Athene USA Corporation:	2,610,800
		Athene Holding Ltd.:	2,610,800
		Athene Asset Management, L.P.:	2,810,800
		AAM GP Ltd.:	2,810,800
		Apollo Life Asset Ltd.:	2,810,800
		Apollo Capital Management, L.P.:	2,810,800
		Apollo Capital Management GP, LLC:	2,810,800
		Apollo Management Holdings, L.P.:	2,810,800
		Apollo Management Holdings GP, LLC:	2,810,800

Item 5	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   ☐

Item 6	Ownership of More than Five Percent on Behalf of Another Person
Not Applicable

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company
Not Applicable

Item 8	Identification and Classification of Members of the Group
Not Applicable

Item 9	Notice of Dissolution of Group
Not Applicable

Item 10	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 10, 2015

ATHENE ANNUITY & LIFE ASSURANCE COMPANY
OF NEW YORK

By:	/s/ John Golden
Name: John Golden
Title: Executive Vice President, Legal

ATHENE ANNUITY AND LIFE COMPANY

By:	/s/ John Golden
Name: John Golden
Title: Executive Vice President, Legal

ATHENE ANNUITY & LIFE ASSURANCE COMPANY

By:	/s/ John Golden
Name: John Golden
Title: Executive Vice President, Legal

ATHENE USA CORPORATION

By:	/s/ John Golden
Name: John Golden
Title: Executive Vice President, Legal

ATHENE HOLDING LTD.

By:	/s/ Tab Shanafelt
Name: Tab Shanafelt
Title: Chief Legal Officer and Secretary

ATHENE ASSET MANAGEMENT, L.P.

By:	AAM GP Ltd. its general partner

	By:	/s/ Angelo Lombardo
Name: Angelo Lombardo
Title: Senior Vice President, Counsel and Secretary

AAM GP LTD.

By:	/s/ Angelo Lombardo
Name: Angelo Lombardo
Title: Senior Vice President, Counsel and Secretary

APOLLO LIFE ASSET LTD.

By:	/s/ Cindy Michel
Name: Cindy Michel
Title: Vice President

APOLLO CAPITAL MANAGEMENT, L.P.

By:	Apollo Capital Management GP, LLC
its general partner

	By:	/s/ Cindy Michel
Name: Cindy Michel
Title: Vice President

APOLLO CAPITAL MANAGEMENT GP, LLC

By:	/s/ Cindy Michel
Name: Cindy Michel
Title: Vice President

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	Apollo Management Holdings GP, LLC
its general partner

	By:	/s/ Cindy Michel
Name: Cindy Michel
Title: Vice President

APOLLO MANAGEMENT HOLDINGS GP, LLC

By:	/s/ Cindy Michel
Name: Cindy Michel
Title: Vice President